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                                                                    EXHIBIT 10.1

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of April 6, 2000, by and between Coram Healthcare Corporation, a Delaware corporation (the "Company"), and Daniel D. Crowley ("Executive").

                                    RECITALS

         A. The parties previously made and executed that certain Employment Agreement, effective November 30, 1999, that was subsequently amended effective as of November 30, 1999 (collectively, the "Employment Agreement").

         B. Each of the parties desires to amend the Employment Agreement as set forth herein.

         NOW THEREFORE, in consideration of the premises set forth above and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. Amendment. The Employment Agreement is hereby amended as follows:

         (a) Section 3(b) of the Employment Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

         In addition to the Base Salary, Executive shall be entitled to a performance bonus (the "Incentive Bonus") payable within 90 days of the end of each fiscal year based upon the Company's operating results measured against a target level of earnings established by the Executive and the Compensation Committee of Coram's Board of Directors before the beginning of each of the Company's fiscal years during the Employment Term. With respect to the Company's fiscal year ending December 31, 2000, the Incentive Bonus shall be, as follows: if earnings before interest, taxes, depreciation and amortization (EBITDA) of the Company for such year, as measured by the audited financial statements of the Company for its fiscal year ending December 31, 2000, equals or exceeds $14,000,000 (the "2000 Incentive Target"), the Incentive Bonus to which the Executive shall be entitled shall be an amount equal to 25% of the Company's EBITDA that exceeds the 2000 Incentive Target. The Incentive Bonus shall be paid in cash from Coram's available Free Cash (as defined below) or from the Revolving Credit Facility (as that term is defined below).

         In addition to the Incentive Bonus, in the event that the EBITDA of the Company as measured by the audited financial statements of the Company equals or exceeds $35,000,000, for its fiscal year ending December 31, 2000, the Company shall pay an additional bonus (the "EBITDA Bonus") of $5,000,000 to the Executive or others as designated by Executive, if any.

         Any Incentive Bonus, EBITDA Bonus, Success Bonus (as defined below) or other bonus earned by the Executive under any provision of this Employment Agreement


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         shall be payable by the Company in cash out of funds derived from the
         Company's excess available cash flow ("Free Cash") or from amounts drawn on the Company's Credit Facility, dated August 20, 1998, among the Company, Coram, Inc. and the Guarantors named therein, the Lenders named therein and Foothill Capital Corporation, as Agent, or any subsequent credit facility that replaces such facility (the "Revolving Credit Facility"); provided, however, that in the event that the amount drawn on the Revolving Credit Facility at the time any of such bonuses are due is an amount that is greater than 65% (the percentage drawn as of April 6, 2000) of the maximum funds available to the Company under such credit facility (for example, the maximum amount available under the Revolving Credit Facility is $60,000,000 and as of April 6, 2000 the amount drawn was $38.5 Million), the Company shall pay such to the Executive (or the designated individual recipient) as follows: 50% in cash on the due date and 50% in monthly installments over the next eleven (11) months. In the event that the Executive or the designated recipient is terminated for any reason whatsoever other than for Cause, any unpaid amount of such bonus shall be paid immediately in a lump sum.

         (b) Section 3 of the Employment Agreement is hereby amended by adding the following provision to such Section as a new Section 3(j):

         In addition to the Base Salary and any other bonuses payable under this Amendment or the Agreement, Executive shall also be entitled to receive, upon consummation of a "Refinancing" (as that term is defined below) of the Company's "Principal Debt Instruments" (as that term is defined below), a success bonus (the "Success Bonus") equal to the greater of (i) 1.5% of the principal amount of the Principal Debt Instruments that are converted into common or preferred stock issued by the Company; or (ii) 1.0% of the total principal amount of the Principal Debt Instruments outstanding after consummation of the Refinancing. Such Success Bonus shall be paid immediately upon the Effective Date of the Refinancing from Free Cash or the Revolving Credit Facility.

         The term "Principal Debt Instruments" shall mean (a) the Revolving Credit Facility; and (b) that certain Securities Exchange Agreement, dated as of May 6, 1998, as amended, by and between the Company; Coram, Inc.; Cerberus Partners, L.P.; Goldman Sachs Credit Partners, L.P.; and Foothill Capital Corporation and the Series A and Series B Notes issued pursuant thereto.

         The term "Refinancing" shall mean a transaction or series of related transactions approved by the Company's Board of Directors that provides for either: (a) the conversion of some or all of the Principal Debt Instruments into a combination of new Company debt instruments and shares of common or preferred stock issued by the Company; or (b) the conversion of the Principal Debt Instruments into new debt instruments issued by the Company.

         (c) Section 5(a) of the Employment Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

         The Company agrees to employ and Executive accepts such employment for the period beginning as of the Effective Date and ending on the third anniversary of the


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         Effective Date, provided that: (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability (defined as the expiration of a continuous period of 180 days during which Executive is unable to perform the essential functions of his assigned duties due to physical or mental incapacity);
         (ii) the Employment Period may be terminated by Executive at any time prior to such date if the Company fails to comply with any material provision of this Agreement, which failure has not been cured within 10 business days after written notice of such noncompliance has been given by Executive to the Company; and (iii) the Employment Period may be terminated by the Company at any time prior to such date for Cause. In the absence of the occurrence of any of the events in subsections (i) through (iv) of this Section, the Employment Period shall automatically be renewed for up to two (2) additional one (1) year terms commencing on the third anniversary of the Effective Date.

         (d) Section 5(d) of the Employment Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

         If the Employment Period is terminated by the Company other than for Cause or by Executive pursuant to paragraph 5(a)(ii) above, or if Executive's duties, responsibilities, and/or job title is substantially altered from that of Chairman of the Board, Chief Executive Officer and President other than as contemplated by Section 2 of this Agreement, then Executive shall be entitled to receive his Base Salary and Automobile Allowance through the third anniversary of the date such termination of employment becomes effective (the "Severance Period"), payable in accordance with the Company's general payroll practices, and all bonuses payable hereunder, however denominated, as described herein throughout the Severance Period. The Company shall also continue coverage for Executive under the Company's life insurance, medical, health, disability and similar welfare benefit plans described in
         Section 3(d) (or under other plans, including the whole life insurance policy, obtained by the Company for the benefit of the Executive and fully funded by the Company. The Executive shall receive a full tax gross-up for any tax liability of the Executive for such benefits and the Automobile Allowance) throughout the Severance Period.

         (e) Section 3 of the Employment Agreement is hereby amended by adding the following provision to such Section as a new Section 3(k):

         If the Executive and the Board of Directors concur on the appointment of a Chief Executive Officer and/or a President for the Company as contemplated by Section 2 of the Agreement, this Agreement will remain in full force and effect without modification to any of the terms and conditions set forth herein (other than the Executive's duties to the extent they may be assigned to the new chief executive officer), including but not limited to the Executive's Base Salary, bonus opportunities and full benefits; provided, however, that the new Chief Executive Officer and/or President shall be entitled to receive a portion of the EBITDA Bonus in an amount reasonably negotiated between the Board of Directors, the Executive and such person. The split of the money between Daniel D. Crowley and the new Chief Executive Officer or President needs to be approved by the Board of Directors whose approval will not be unreasonably withheld.

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         2. Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

         3. Miscellaneous. Except as expressly amended by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Employment Agreement, the terms "hereinafter," "hereto," hereof, and other words of similar import shall, unless the context otherwise requires, mean the Employment Agreement as amended by this Amendment. In the event of any conflict or inconsistency between the terms and conditions of the Employment Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CORAM HEALTHCARE CORPORATION             EXECUTIVE

By: /s/ Stephen A. Feinberg              /s/ Daniel D. Crowley
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   Stephen A. Feinberg                   Daniel D. Crowley
   Chairman of Compensation Committee

By: /s/ L. Peter Smith
   -----------------------------------
   L. Peter Smith
   Director, Compensation Committee


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